Exhibit 99

Host America Applies for Patents for the LightMasterPlus® Technologies

Department of Energy’s Report Verifies Effectiveness and Savings of the Product

Hamden, CT, June 8, 2005 – Host America Corporation (NASDAQ-CAFE) announced today that it is applying for patents for its LightMasterPlus® product. A recent report from the Department of Energy states that the LightMasterPlus® controller produced a 15% - 30% energy savings when connected to a florescent lighting system. The controller also significantly reduced the ballast temperature, thereby proving the positive long term effects of the LightMasterPlus®.  “Now that the Department of Energy has given us their report outlining the savings potential and the effectiveness of the product and Oklahoma Gas & Electric Company has verified its savings and large scale application, we feel that it is time to add an additional level of assurance for our shareholders by patenting our technologies and products.  We are at the end of our development and verification phase and have a product that is ready to go,” said Geoffrey Ramsey, CEO.

The Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 504 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Jim Blackman, PR Financial Marketing, L.L.C. (713) 256-0369 or Mark Miller, East West Network Group (770) 436 - 7429